UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2013

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)

6564 Smoke Tree Lane, Scottsdale Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 24, 203 by majority consent of the EGPI Firecreek, Inc. (“EGPI” or the “Company”) Directors Mrs. Deborah L. Alexander has been elected as Secretary to the Company. Mrs. Alexander shall hold office along with the Company’s present Officers and Board of Directors until the Company’s Annual Meeting of Shareholders and Directors in 2013 or until their successors are duly elected and qualified.

A summary of Mrs. Alexander’s work experience is as follows:

Deborah L. Alexander has been appointed as Secretary of EGPI Firecreek, Inc. and its wholly owned subsidiary Energy Producers, Inc. on January 24, 2012. From 2004 to the present she has been involved in research and development related to authoring the development of a historical multi volume book series for public release. Prior to January 2007, Mrs. Alexander’s career includes eighteen years working in the film and video industry as a producer, photographer, and editor for NBC (WPXI, KPNX) and ABC (KTVK) affiliates. Over the years she built her own production business in Phoenix, Arizona; with clientele including Arizona Corporation Commission; a 10 part gas safety series that was approved by Congress for national distribution, "Operation Lifesaver," produced for the Arizona Railroad Association and took second place in the JVC Pro Awards (Walt Disney took 1st place). This production has been used by every driver education class in the state of Arizona, and historically was adopted by railroads across the country later seen on display as part of an exhibit at the Chicago Museum of Science and Industry. In 1987, she merged the video and film business into a recording, production and entertainment related business, adding additional services including, advertising and public relations becoming a small cap NASDAQ listed company. The business added a second facility in Tucson, Arizona that included full analog and digital pre and post production and duplication and entered into the Home Video market, later adding distribution services. By 1990, the company was listed as the 6th largest film and video company in the Valley whose clients included; Oprah Winfrey, Henry Winkler, Geraldo, Blues Brothers Review, Andre Cole, "Good Morning America", "20/20", Subway, Weiser Lock, Ford Cars and the Malcolm Baldridge Awards just to name a few.

Item 8.01                      Other Information

On January 24, 2013 the Company’s Majority Board of Directors and Shareholders effectively being the beneficial owners of approximately 54.29% of the issued and outstanding voting shares of the Company’s $0.001 par value common and preferred voting stock (the “Common and Preferred Stock”) have voted affirmatively for a reverse stock split. The Company has received their executed Written Consents, effective on January 24, 2013 to effect a One (1) for Four Thousand (4,000) reverse stock split (1:4000), whereby, as of a date to be not less than ten (10) days following the Company’s submission to FINRA of which its submission to FINRA is expected to be no later than January 31, 2013, for every four thousand shares of Common Stock then owned, each stockholder shall receive one share of Common Stock.

Background

The Company currently has 20,000,000,000 shares of Common Stock, and 60,002,500 shares of Preferred Stock authorized. Approximately 19,042,939,184 shares of Common Stock are issued and outstanding, along with 2,000,000,000 shares of Common Stock additionally subscribed for issuance, 1,087,142 shares of Series C Voting Only Preferred Stock are issued and outstanding, and 2,484 shares of its Series D Preferred Stock are issued and outstanding as of , respectively. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company’s stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

NO DISSENTERS’ RIGHTS

Pursuant to the Nevada Revised Statues, NRS 92A.300 to 92A.500 inclusive, none of the corporate actions described in this Current Report will afford to stockholders the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY STOCKHOLDER APPROVAL HAS BEEN PREVIOUSLY OBTAINED FROM THE
MAJORITY SHAREHOLDERS

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Computershare, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split and we will not be paying any cash to stockholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2013

EGPI FIRECREEK, INC.

By	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer